EXHIBIT 10.5

LEASE EXTENSION AND AMENDING AGREEMENT entered into at the City of Longueuil, Province of Quebec as of this 31st day of January, 2010 (the “Agreement”).

BETWEEN:

CENTRAL TOY MANUFACTURING INC., a corporation duly formed under the laws of the Province of Quebec, having its head office at 2350 rue de la Province, City of Longueuil, Province of Quebec, J4G 1G2, herein acting and represented by Donald J. Bezahler, duly authorized as he so declares;

(the “Lessor”)

AND:

HASBRO CANADA CORPORATION, a corporation duly formed under the laws of Nova Scotia, having a place of business at 2350 rue de la Province, City of Longueuil, Province of Quebec, J4G 1G2, herein acting and represented by Linda Merlo, duly authorized as she so declares;

(the “Lessee”)

(the Lessor and the Lessee are hereinafter sometimes collectively referred to as the “Parties”, and “Party” means any one of them)

WHEREAS on November 11, 2003, the Parties entered into an indenture and agreement of lease (the “Lease”) pursuant to which the Lessor leased to the Lessee the Premises for a Term of six (6) years commencing on February 1, 2004 and expiring on January 31, 2010;

AND WHEREAS the Parties have agreed to enter into this Agreement in order to amend the Lease and renew the Term until January 31, 2016, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

The recitals shall form an integral part hereof as though recited at length.

2.

Unless otherwise defined herein, all capitalized terms used herein have the meaning assigned to them in the Lease.

3.

The Lease is hereby renewed for a term which shall commence on February 1, 2010 (the “Commencement Date”) and shall terminate on January 31, 2016 (the “Renewal Term”). For further clarity, the defined word “Term” in the Lease shall mean, as of the Commencement Date, the period covered under the Renewal Term.

4.

The annual rental payable by the Lessee for the period commencing on the Commencement Date up to and including January 31, 2012 shall be FIVE HUNDRED FIFTY THOUSAND DOLLARS ($550,000), payable in equal and consecutive monthly instalments of FORTY FIVE THOUSAND EIGHT HUNDRED AND THIRTY THREE DOLLARS ($45,833) each plus the applicable goods and services tax (“GST”) and provincial tax (“QST”).

5.

The annual rental payable by the Lessee for the period commencing on February 1, 2012 up to and including January 31, 2014 shall be FIVE HUNDRED SIXTY-FIVE THOUSAND DOLLARS ($565,000), payable in equal and consecutive monthly instalments of FORTY SEVEN THOUSAND EIGHTY THREE DOLLARS ($47,083) each plus GST and QST.

6.

The annual rental payable by the Lessee for the period commencing on February 1, 2014 up to and including January 31, 2016 shall be FIVE HUNDRED EIGHTY THOUSAND DOLLARS ($580,000), payable in equal and consecutive monthly instalments of FORTY EIGHT THOUSAND THREE HUNDRED AND THIRTY THREE DOLLARS ($48,333) each plus GST and QST.

7.

The Lessee undertakes to carry out the works, repairs and replacement to the Building more fully described and detailed at Schedule “A” of this Agreement (the “Major Renovations”), on behalf of the Lessor, as agent and mandatary, the costs and expenses of which, as well as a project management fee in relation to said Major Renovations, shall be paid by the Lessee on behalf of the Lessor and subsequently reimbursed by the Lessor to the Lessee in accordance with the terms and conditions of this Agreement; such costs and expenses and project management fee are initially estimated as follow:

7.1

the costs and expenses of the Major Renovations are estimated at $980,000, plus GST and QST, shall bear interest from the date of payment at the rate of six percent (6%) annually, and shall be reimbursed over the first three (3) years of the Renewal Term (the actual amount of the foregoing being referred to as the “Construction Costs”);

7.2

the project management fee of the Major Renovations shall be equal to five percent (5%) of the Construction Costs, and is estimated at $49,000, plus GST and QST, shall bear interest from the date of payment at the rate of six percent (6%) annually, and shall be reimbursed over the first three (3) years of the Renewal Term (the actual amount of the foregoing being referred to as the “Project Fees”); and

7.3

The commission payable to DTZ Barnicke (the “Broker”) in the amount of $15,000 plus applicable GST and QST, shall be paid by the Lessee on behalf of the Lessor and shall bear interest from the date of payment at a rate of six percent (6%) annually, and shall be reimbursed over the first three (3) years of the Renewal Term (the actual amount of the foregoing being referred to as the “Broker's Fees”).

The amount representing the total of the Construction Costs, Project Fees and Broker's Fees is referred to as the “Project Costs”.

The Project Costs shall be reimbursed to the Lessee by the Lessor in accordance with this Agreement. The Parties acknowledge and agree that the amount of the Construction Costs and the Project Fees set out in Sections 7.1 and 7.2 hereof are estimates only and that the Lessor shall be liable for and shall reimburse the Lessee the actual amount of the Construction Costs and the Project Fees. For illustrative purposes only, a calculation of the Project Costs and their reimbursement is set out in the spreadsheet attached hereto as Schedule “B”.  The Parties also acknowledge and agree that the Lessee, as of January 26, 2010, has already been invoiced for Project Costs amounting to $6,992.25 and also has committed to an amount of $8,750 in Project Costs which has not been invoiced yet. These amounts shall be reimbursed to the Lessee by the Lessor in accordance with this Agreement.

8.

The Lessee, acting as agent and mandatary of the Lessor, shall be entitled to choose, at its reasonable discretion but subject to the prior approval of the Lessor which approval shall not be unreasonably withheld or delayed, duly licensed contractors, consultants and other service providers (the “Service Providers”) it deems necessary to carry out, perform and supervise the Major Renovations, being understood that for works having an estimated value of $25,000 or more, the Lessee shall seek bids from at least two Service Providers. For greater certainty, the Project Costs shall include the costs and expenses associated with the Service Providers, the building material, fees and charges (including with respect to permits) and applicable taxes (including GST and QST). The Lessee shall instruct the Service Providers to issue all invoices under the name of the Lessor. The Lessee shall provide Lessor with a copy of all invoices representing Construction Costs. Unless the Lessor disputes the amount(s) set out in an invoice within ten days of its delivery, the Lessor shall be deemed to have approved the Construction Costs set out in the relevant invoice. The Lessor shall reimburse the Project Costs to the Lessee through monthly rent compensation (set-off) of $35,849.67 (each, a “Monthly Adjustment”) over the first thirty-six (36) months of the Renewal Term. The Parties acknowledge and agree that the amount of the Monthly Adjustment is calculated based on an estimate of $1,178,415, including GST and QST, for the costs and expenses of the Major Renovations, which may be subject to change. For greater certainty, the Parties acknowledge that the Lessee, as agent and mandatary of the Lessor, shall not be allowed to recover any GST or QST that is part of the Project Costs as an input tax credit or input tax refund.

It is acknowledged and agreed to by the Parties that, for the purposes of this Agreement, the Lessee shall not be considered or deemed to be considered a contractor or a provider of services within the meaning of Chapter VIII of the Civil Code of Quebec, being understood that the Lessee is acting as an agent and mandatary of the Lessor with respect to the Major Renovations. In addition, at the completion of the Major Renovations, the Lessee shall, upon demand, transfer and assign to the Lessor all of its rights and recourses it may have against any Service Provider chosen by the Lessee to carry out, perform and supervise the Major Renovations or a portion of same pursuant to the first paragraph of this Section 8. Upon request from any Service Provider hired by the Lessee pursuant to this Section 8, the Lessor shall intervene to any agreement between the Lessee and said Service Provider to be entered in relation to the Major Renovations, as the case may be. The Parties acknowledge and agree that the Lessee shall have no liability to the Lessor arising out of, relating to or connected with the Major Renovations, including, without limitation: (i) the hiring of any Service Providers or the performance of their obligations under the applicable contracts or purchase orders to complete any part of the Major Renovations (including the design, quality, condition or workmanship of the Major Renovations or the material used by the Service Providers), (ii) any claim, loss, damage, or other liability whatsoever suffered or incurred by the Lessor or any third party, or (iii) the project management services performed by the Lessee, except in the case of gross negligence or willful misconduct on the part of the Lessee. Without limiting the generality of the foregoing, Lessee disclaims all warranties and representations of any kind, either express or implied, as to the Major Renovations, including, without limitation, all representations and warranties: (i) as to the design, quality, condition or workmanship of the Major Renovations, including the material used by the Service Providers, or (ii) as to the fitness or suitability of the Major Renovations for any particular purpose other than the Lessee’s specific purposes as contemplated under this Agreement.

9.

No later than sixty (60) days from the date on which the Lessee is satisfied, at its discretion, that the Major Renovations have been completed, the Lessee shall provide the Lessor with a written statement setting out in reasonable detail the actual Project Costs incurred and the aggregate amount of Monthly Adjustments as of that date. Notwithstanding the previous sentence, if, at the Lessee’s discretion, the Major Renovations have not been completed by December 31, 2010, then Lessee shall, within sixty (60) days of that date, provide the Lessor with an interim written statement setting out in reasonable details (i) the actual Project Costs incurred, and (ii) the aggregate amount of the Monthly Adjustment as of that date (each of the written statements referred to above being referred to as an “Account Statement”). An Account Statement shall be final and binding on the Parties, unless the Lessor disputes the Account Statement by sending a written notice to the Lessee within a delay of 14 days of the date on which the Account Statement is received by the Lessor except in the case where there is a manifest error. If the Project Costs set out in an Account Statement exceed the Monthly Adjustments deducted by the Lessee (the “Excess Costs”), then the difference shall be reimbursed by the Lessor and the Monthly Adjustment specified at Section 8 will be increased by an amount that results in the Excess Costs being reimbursed by the Lessor over the number of whole months from the month on which the Account Statement is delivered until January 31, 2013, provided that if this results in a Monthly Adjustment greater than the monthly rental payable by the Lessee during said period of the Renewal Term, then the Excess Costs shall be reimbursed over a longer period so that the Project Costs be completely reimbursed as soon as possible during the Renewal Term through Monthly Adjustments which are equal or less than the monthly rental. For greater certainty, the Parties acknowledge and agree that the Excess Costs are part of the Project Costs. If the Project Costs set out in an Account Statement are less than the Monthly Adjustments deducted by the Lessee (the “Shortfall”), then the monthly rent shall be increased by up to an amount equal to the amount of the Monthly Adjustment until the Shortfall is paid in full. If additional Monthly Adjustments are made or Project Costs incurred following the date of the final Account Statement, the adjustments referred to in this Section 9 shall reflect this. If for any reason, the Project Costs have not been reimbursed in full to the Lessee at the end of the Renewal Term, the Lessor shall pay the difference to the Lessee forthwith thereafter. Any amount of unpaid Project Costs at the end of the thirty (30) day period which follows the end of the Renewal Term shall bear interest from the end of the Renewal Term at the rate of ten percent (10%) calculated annually until such unpaid Project Costs are paid in full. In the event that this Agreement is terminated other than as a result of a default by the Lessee of its obligations under this Agreement, the Lessee may, at its discretion, immediately and without notice to the Lessor, cease to carry out the Major Renovations and require immediate payment of the Project Costs. In that case, if the amount of the Project Costs are not fully reimbursed to the Lessee within thirty (30) days of a written demand from the Lessee to the Lessor, then such unpaid amount shall bear interest at the rate of ten percent (10%) calculated annually from the date on which the written demand was made until paid in full.

10.

Section 2.2 of the Lease is hereby deleted, terminated and of no effect whatsoever. For further clarity, the Lease shall contain no termination right in favour of the Lessee.

11.

Section 4.4 paragraph 5 of the Lease is hereby amended and shall read as follows:

“If the Lessee assigns the Lease or sublet the Premises or any portion thereof to any entity which is not an affiliate of Hasbro Canada Corporation, the profit made by the Lessee as a result of such assignment or subletting, which amount shall be the difference between (i) the amount received or to be received by the Lessee pursuant to such assignment or sublease, and (ii) any rent payable by the Lessee to the Lessor and all costs or expenses relating to the assignment or sublease (including all fees and disbursements of the auditors, accountants, lawyers and other professionals or advisors), shall be shared equally (50%-50%) between the Parties.”

12.

The Parties acknowledge that the option to renew granted in favour of the Lessee at Article 5 of the Lease, as well as all related terms and conditions thereof, are hereby renewed, reaffirmed and are in full force and effect, mutatis mutandis. For further clarity, the rent payable by the Lessee during the renewal period specified at Section 5.1. of the Lease shall be the then fair market rental rate for similar buildings in the area of the Property.

13.

Each Party represents to each other that the only broker involved in the transaction contemplated by this Agreement was the Broker.

14.

This Agreement shall enure to the benefit of and be binding upon the Parties hereto, the permitted successors and assigns of the Lessor and the permitted successors and assigns of the Lessee.

15.

The Parties hereby confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged, mutatis mutandis, and are in full force and effect, except as modified by this Agreement. This Agreement shall prevail over the Lease in the event of any contradiction or inconsistency.

16.

The Parties have requested that this Agreement be prepared in the English language. Les parties ont exigé que la présente entente soit rédigée en anglais.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed, on the date and at the place hereinabove first mentioned.

CENTRAL TOY MANUFACTURING INC.

Per:  /s/ Donald J. Bezahler

Name:

Donald J. Bezahler

Title:

Authorized Signatory

HASBRO CANADA CORPORATION

Per:  /s/ Linda Merlo

Name:

Linda Merlo

Title:

Senior Vice President

Finance & Operations

SCHEDULE “A”

MAJOR RENOVATIONS

Roof replacement/repair.

Floor replacement/repair.

SCHEDULE “B”

PROJECT COSTS